EXHIBIT 99.1

October 16, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ROYALTY INTEREST PURCHASE

MIDLAND, TEXAS, October 16, 2008 - Mexco Energy Corporation (AMEX: MXC) today announced it has purchased interests in approximately 143 mineral acres amounting to approximate 10% royalty in three gas wells located in Johnson County, Texas for $1.275 million.

This property, operated by Williams Production Gulf Coast Company, L.P., contains three (3) development wells in the Newark East (Barnett Shale) Field which have been drilled and are being prepared for production. Approximately 28 of the 143 acres, 14 net acres, are outside of the drilling and spacing unit containing these three wells and are also available for further development.

A family limited partnership of one of our directors, Tom Craddick, received from the Company a finders fee in kind, equal to 2 ½% of the interest purchased. An unrelated individual received from the Company a finders fee in cash of 2 ½% of the purchase price

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119